UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2020

BARRETT BUSINESS SERVICES, INC.

(Exact name of registrant as specified in charter)

Maryland	0-21886	52-0812977
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8100 N.E. Parkway Drive, Suite 200 Vancouver, Washington	98662
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (360) 828-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BBSI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On May 5, 2020, Barrett Business Services, Inc. (the “Company”), issued a news release announcing its financial results for the first quarter ended March 31, 2020. A copy of the news release is furnished as Exhibit 99.1 to this report and incorporated by reference.

Item 7.01. Regulation FD Disclosure.

On May 5, 2020, the Company announced that it has reached an agreement in principle for an amendment to its credit facility with Wells Fargo Bank, National Association, its principal bank (the “Bank”).  Under the terms of the agreement in principle, the credit facility would increase from $33 million to $50 million until July 1, 2021, and then revert to a $33 million limit until July 1, 2022. The credit facility would retain an $8.0 million sublimit for standby letters of credit. Under the revised terms, the Company would not be permitted to increase its quarterly cash dividend above $.30 per share or repurchase stock without prior approval from the Bank until July 1, 2021. The new agreement would also modify the terms of the two primary financial covenants in the credit facility, a liquidity-based covenant and a modified leverage ratio. Advances under the new agreement would bear interest at LIBOR plus 2%.

Also on May 5, 2020, the Company announced that its Board of Directors has declared a regular quarterly cash dividend of $0.30 per share. The dividend is payable on June 5, 2020, to all stockholders of record as of May 22, 2020.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits: The following exhibit is furnished with this Form 8-K:

99.1	News Release dated May 5, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARRETT BUSINESS SERVICES, INC.
Dated: May 5, 2020	By:	/s/ Anthony J. Harris
Anthony J. Harris Vice President-Finance, Treasurer and Secretary